                                   EXHIBIT 1

                        [AMERICAN EQUITIES LETTERHEAD]




                               November 18, 1996



Epitope, Inc.
8505 S.W. Creekside Place
Beaverton, Oregon  97008

          Attention:  Adolph J. Ferro, Ph.D., President

            Subject: Exchange of Agritope 4% Convertible Notes due 1997; Exchange Agent Agreement and Offering Restrictions

Gentlemen:

          This will confirm the terms on which American Equities Overseas
Inc. acting through American Equities Overseas (UK) Ltd. ("American Equities") has agreed to serve as exchange agent in connection with the exchange of Agritope 4% Convertible Notes due 1997 ("Agritope Notes") for common stock, no par value ("Common Stock"), of Epitope, Inc. ("Epitope"), at a reduced exchange price.


Exchange Agent Fee

          In consideration for its services as exchange agent, American Equities will receive a fee equal to two percent of the principal amount of Agritope Notes exchanged at the reduced exchange price.


United States Legal Matters

          American Equities understands that the Common Stock to be issued upon exchange of Agritope Notes ("Exchange Shares") will be issued to holders outside the United States in reliance on Regulation S promulgated under the United States Securities Act of 1933, as amended ("1933 Act"). This will confirm American Equities' agreement that all offers and sales of Exchange Shares shall be made only: (i) in accordance with the provisions of Rule 903 or Rule 904 of Regulation S; (ii) pursuant to registration under the 1933 Act; or (iii) pursuant to an available exemption from the registration requirements of the 1933 Act.

          American Equities understands that under Rule 903 of Regulation S:
Exchange Shares may be offered and sold only in offshore transactions, as defined in Regulation S; no directed selling efforts, as defined in Regulation S, may be made in the United States; Exchange Shares may not be offered or sold to or for the account of a U.S. person, as defined in Regulation S; the holder of each Agritope Note to be exchanged must certify that it is not a U.S. person and is not acquiring the Exchange Shares for the account of a U.S. person; each such holder must agree to resell the Exchange Shares only in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration; and, if Exchange Shares are sold to a distributor, dealer, or person receiving remuneration for selling the Exchange Shares, a confirmation must be sent to the purchaser stating that the purchaser is subject to the foregoing restrictions and others stated in Regulation S.

          This will confirm that no Exchange Shares will be issued to a distributor, dealer, or person receiving remuneration for selling the Exchange Shares.

          American Equities understands that any offering materials, other than press releases, provided to holders of Agritope Notes must include statements to the effect that the Exchange Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons unless the Exchange Shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available. American Equities represents and warrants that such holders have received the two press releases of Epitope dated November 7, 1996, and the form of exchange notice approved by Epitope, and have not been provided with any other offering materials.


United Kingdom Legal Matters

          American Equities represents and agrees that:

          1. It has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any Exchange Shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985;

          2. It has complied and will comply with all applicable provisions of the Financial Services Act 1986 ("FSA") with respect to anything done by it in relation to the Exchange Shares in, from, or otherwise involving the United Kingdom;

          3. It has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the Exchange Shares if that person is of a kind described in
Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 ("Article 9(3)"); and

          4. American Equities Overseas (UK) Ltd. is an authorized person ("Authorized Person") under the FSA and is not an overseas person ("Overseas Person") under the FSA, but is a person of a kind described in Article 9(3). American Equities Overseas Inc. is not an Authorized Person, but is an Overseas Person.


French Legal Matters

          American Equities hereby represents and agrees that it has not offered or sold, and will not offer or sell, to any person in France, by means of any document, oral presentation, or other medium, any Exchange Shares otherwise than (i) in strict compliance with the following laws and regulations of the French Republic, namely Article 72 of Law No. 66-537 of 24 July 1966, Law No. 72-6 of 3 January 1972, Regulation No. 88-04 and 92-02 of the Commission des Operations de Bourse and Decree No. 89-938 of 29 December 1989, as subsequently amended or superseded (collectively, the "Regulations"), and (ii) in circumstances which do not constitute an offer to the public ("appel public a l'epargne") or financial canvassing ("demarchage financier") within the meaning of the Regulations.

          American Equities shall indemnify Epitope against all losses, liabilities, costs, or demands which it may incur or which may be made against it in relation to any breach or alleged breach of the obligations of American Equities hereunder.

                                        Very truly yours,


                                        AMERICAN EQUITIES OVERSEAS
                                        INC., acting through AMERICAN
                                        EQUITIES OVERSEAS (UK) LTD.


                                        By  Michel de Beaumont
                                        Title Holder of Power of Attorney
                                              American Equities Overseas Inc.